Exhibit 99.1

Contacts
Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 510. 665.7984
Fax: +1 510.777.7001	Mobile: +1 925.640.0989
E: investor-relations@zhone.com	E: tracy@skycastlemedia.com

Zhone Technologies Reports First Quarter 2010 Financial Results

Oakland, CA — April 28, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions for fiber, copper and wireless broadband infrastructures, today reported its financial results for the first quarter ended March 31, 2010.

Revenue for the first quarter of 2010 increased by 29% to $31.1 million from $24.1 million for the first quarter of 2009 and decreased by 14% from $36.0 million for the fourth quarter of 2009. Net loss for the first quarter of 2010, calculated in accordance with generally accepted accounting principles (“GAAP”), was $3.2 million or $0.11 per share compared with a net loss of $6.9 million or $0.23 per share for the first quarter of 2009 and a net income of $0.3 million or $0.01 per share for the fourth quarter of 2009. Pro forma earnings before stock-based compensation, interest, taxes, and depreciation (“pro forma EBITDA”) was a pro forma EBITDA loss of $1.0 million for the first quarter of 2010, compared to a pro forma EBITDA loss of $5.5 million for the first quarter of 2009 and a pro forma EBITDA profit of $1.9 million for the fourth quarter of 2009.

“With the strong year over year revenue growth in the first quarter and improving market conditions, we anticipate revenue growth for 2010,” stated Mory Ejabat, Zhone’s chief executive officer. “The momentum from our new MXK product and the anticipated revenue growth keep us on track to achieve our financial goal of positive proforma EBITDA for the year as a whole.”

Zhone will conduct a conference call and audio webcast today, April 28, 2010, at approximately 2:00 p.m. PT / 5:00 p.m. ET to review its first quarter 2010 results. This call is open to the public by dialing +1 (800) 237-9752 for U.S. callers and +1 (617) 847-8706 for international callers and then entering passcode 18383089. The audio webcast will be simultaneously available on the Investor Relations section of Zhone’s website at http://www.zhone.com/investors/.

A replay of the conference call will be available after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 48028058. An audio webcast replay will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

Non-GAAP Financial Measures

To supplement Zhone’s consolidated financial statements presented in accordance with GAAP, Zhone uses pro forma EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone’s past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company’s operational performance, including the company’s ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results and comparisons to competitors’ operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

About Zhone Technologies — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The company offers the industry’s only fully-integrated portfolio of MSAP, FTTx, EFM and Wi-Fi access technologies resulting in improved network agility and reduced costs in delivering the full spectrum of access services, including residential and business broadband, VoIP, and High-Definition IPTV — over copper, fiber, and wireless. Zhone is headquartered in California and its MSAP products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to first quarter 2010 financial estimates; projections of revenue, margins, expenses or other financial items; and improvement of financial markets. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of our products; intense competition in the communications equipment market; our ability to execute on our strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2009. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.

P R E S S R E L E A S E	2

ZHONE TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Net revenue	$31,082	$36,036	$24,103
Cost of revenue	19,710	21,545	16,262
Stock-based compensation	55	32	28

Gross profit	11,317	14,459	7,813

Operating expenses:
Research and product development (1)	5,277	5,414	5,796
Sales and marketing (1)	5,780	5,670	6,035
General and administrative (1)	3,262	2,624	2,578

Total operating expenses	14,319	13,708	14,409

Operating income (loss)	(3,002)	751	(6,596)
Other expense, net	(316)	(305)	(293)

Income (loss) before income taxes	(3,318)	446	(6,889)
Income tax provision (benefit)	(114)	102	14

Net income (loss)	$(3,204)	$344	$(6,903)

Weighted average shares outstanding
Basic	30,282	30,254	30,144
Diluted	30,282	32,730	30,144

Earnings per common share net income (loss)
Basic	$(0.11)	$0.01	$(0.23)
Diluted (*)	$(0.11)	$0.01	$(0.23)
(*) Assumes exercise of dilutive stock options under the treasury stock method
(1) Amounts include stock-based compensation costs as follows:
Research and product development	164	133	97
Sales and marketing	243	156	114
General and administrative	1,021	396	281

	1,428	685	492

GAAP net income (loss)	$(3,204)	$344	$(6,903)
Stock-based compensation	1,483	717	520
Interest expense, net	350	340	369
Income taxes	(114)	102	14
Depreciation	446	428	492

Non-GAAP pro forma EBITDA profit (loss)	$(1,039)	$1,931	$(5,508)

P R E S S R E L E A S E	3

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$20,857	$21,766
Accounts receivable	37,472	37,107
Inventories	31,837	30,228
Prepaid expenses and other current assets	2,038	2,098

Total current assets	92,204	91,199
Property and equipment, net	18,725	18,961
Restricted cash	58	58
Other assets	338	41

Total assets	$111,325	$110,259

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,615	$14,914
Line of credit	10,000	10,000
Current portion of long-term debt	430	411
Accrued and other liabilities	13,652	12,031

Total current liabilities	39,697	37,356
Long-term debt, less current portion	18,162	18,285
Other long-term liabilities	3,446	2,945

Total liabilities	61,305	58,586

Stockholders’ equity:
Common stock	30	30
Additional paid-in capital	1,068,508	1,066,974
Other stockholders’ equity	310	293
Accumulated deficit	(1,018,828)	(1,015,624)

Total stockholders’ equity	50,020	51,673

Total liabilities and stockholders’ equity	$111,325	$110,259

P R E S S R E L E A S E	4